Exhibit 21

Subsidiaries of Hudson Global, Inc.

Subsidiary	State or jurisdiction of incorporation	Percentage owned
Hudson Global Resources (Aust) Pty Limited	Australia	100%
Hudson Highland (APAC) Pty Limited	Australia	100%
Hudson Belgium SA NV	Belgium	100%
Hudson Global Resources Belgium NV	Belgium	100%
James Botrie and Associates, Inc.	Canada	100%
Hudson Recruitment Shanghai Limited	China	100%
Hudson Highland Group Holdings International, Inc.	Delaware	100%
Hudson Global Resources S.A.S.	France	100%
Hudson Global Resources Hong Kong Limited	Hong Kong	100%
Hudson HoldCo (Hong Kong) Limited	Hong Kong	100%
Hudson Global Resources Jersey Limited	Jersey	100%
Hudson Europe BV	Netherlands	100%
Hudson Global Resources (NZ) Ltd	New Zealand	100%
Hudson Global Resources Management, Inc.	Pennsylvania	100%
Hudson Global Resources Sp.Zo.O	Poland	100%
Hudson Global Resources (Singapore) Pte Limited	Singapore	100%
Hudson Global Resources Madrid S.L.	Spain	100%
Hudson Global Resources S.L.	Spain	100%
Hudson Global Resources Switzerland	Switzerland	100%
Hudson Global Resources Limited	United Kingdom	100%

Listed above are certain consolidated directly or indirectly owned Hudson Global, Inc. subsidiaries included in the consolidated financial statements of Hudson Global, Inc. Unlisted subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.